EXHIBIT 21.1

FIRST BANCORP

AS OF DECEMBER 31, 2011

Subsidiaries of the Registrant

Name	Jurisdiction of Incorporation

FirstBank Puerto Rico	Puerto Rico
First Federal Finance Corporation (D/B/A Money Express)	Puerto Rico
First Insurance Agency, Inc.	U.S. Virgin Islands
First Trade, Inc.	U.S. Virgin Islands
FirstMortgage, Inc.	Puerto Rico
First Express, Inc.	U.S.Virgin Islands
FirstBank Overseas Corp.	Puerto Rico
FirstBank Puerto Rico Securities Corp.	Puerto Rico
First Management of Puerto Rico, Inc.	Puerto Rico
FirstBank Insurance Agency, Inc.	Puerto Rico